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                      REAL PROPERTY PURCHASE AND SALE AGREEMENT
                               AND ESCROW INSTRUCTIONS


                                    BY AND BETWEEN


                                  ARADON CORPORATION,
                               A CALIFORNIA CORPORATION

                                      AS SELLER



                                         AND



                            GOLF TRUST OF AMERICA, L.P.,
                           A DELAWARE LIMITED PARTNERSHIP

                                       AS BUYER



                                   JANUARY 9, 1998



                          RELATING TO CERTAIN REAL PROPERTY
                       LOCATED IN THE COUNTY OF  SANTA BARBARA
                        (AREA OF GOLETA), STATE OF CALIFORNIA
                           KNOWN AS "SANDPIPER GOLF COURSE"
                          AND CERTAIN ADJACENT REAL PROPERTY
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

                                  TABLE OF CONTENTS

SECTION                                                                           PAGE
RECITALS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1

1.   PURCHASE AND SALE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1

     1.1    Agreement to Buy and Sell. . . . . . . . . . . . . . . . . . . . . . . .1
     1.2    Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
     1.3    Payment of Purchase Price. . . . . . . . . . . . . . . . . . . . . . . .2
     1.4    Escrow . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
     1.5    Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
     1.6    Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3

2.   ACTIONS PENDING CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . .3

     2.1    Due Diligence Limited. . . . . . . . . . . . . . . . . . . . . . . . . .3
     2.2    Buyer's Termination. . . . . . . . . . . . . . . . . . . . . . . . . . .4
     2.3    Seller's Termination . . . . . . . . . . . . . . . . . . . . . . . . . .4
     2.4    No Processing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4

3.   ADDITIONAL AGREEMENTS OF THE PARTIES. . . . . . . . . . . . . . . . . . . . . .5

     3.1    Representations and Warranties . . . . . . . . . . . . . . . . . . . . .5
     3.2    Reaffirmation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
     3.3    Hazardous Material Release . . . . . . . . . . . . . . . . . . . . . . .6
     3.4    Condemnation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
     3.5    Damage or Destruction. . . . . . . . . . . . . . . . . . . . . . . . . .8
     3.6    Development Conditions . . . . . . . . . . . . . . . . . . . . . . . . .8
     3.7    Plaque . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
     3.8    Golf . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8

4.   CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9

     4.1    Deposits Into Escrow . . . . . . . . . . . . . . . . . . . . . . . . . .9
     4.2    Prorations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9
     4.3    Payment of Closing Costs . . . . . . . . . . . . . . . . . . . . . . . 10
     4.4    Closing of Escrow. . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     4.5    Failure to Close; Cancellation . . . . . . . . . . . . . . . . . . . . 11
     4.6    LIQUIDATED DAMAGES . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     4.7    Possession . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12


                                       -i-

5.   GENERAL PROVISIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12

     5.1    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     5.2    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     5.3    Legal Advice; Neutral Interpretation; Headings . . . . . . . . . . . . 12
     5.4    Choice of Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     5.5    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     5.6    Waiver of Covenants, Conditions or Remedies. . . . . . . . . . . . . . 13
     5.7    Exhibits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     5.8    Amendment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     5.9    Relationship of Parties. . . . . . . . . . . . . . . . . . . . . . . . 13
     5.10   Third Party Benefit. . . . . . . . . . . . . . . . . . . . . . . . . . 13
     5.11   Time of the Essence. . . . . . . . . . . . . . . . . . . . . . . . . . 13
     5.12   Further Acts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     5.13   Recordation; Actions to Clear Title. . . . . . . . . . . . . . . . . . 13
     5.14   Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     5.15   Attorneys' Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     5.16   Brokers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     5.17   Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     5.18   Manner of Giving Notice. . . . . . . . . . . . . . . . . . . . . . . . 15
     5.19   Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15

                                     EXHIBIT LIST

EXHIBIT           DESCRIPTION                                      REFERENCE
Exhibit "A-1"    LEGAL DESCRIPTION OF
                      SANDPIPER GOLF COURSE. . . . . . . . .   Section 1.1.1

Exhibit "A-2"    LEGAL DESCRIPTION OF THE
                      14-ACRE PROPERTY . . . . . . . . . . .   Section 1.1.1

Exhibit "B"      DEVELOPMENT . . . . . . . . . . . . . . . .   Section 1.1.3

Exhibit "C"      DISCLOSURES . . . . . . . . . . . . . . . .   Section 2.1

Exhibit "D"      ARCO AMENDMENT. . . . . . . . . . . . . . .   Section 3.3.5

Exhibit "E"      ARCO ASSUMPTION . . . . . . . . . . . . . .   Section 3.3.5

Exhibit "F-1"    GOLF COURSE GRANT DEED. . . . . . . . . . .   Section 4.1.1(a)

Exhibit "F-2"    14-ACRE GRANT DEED. . . . . . . . . . . . .   Section 4.1.1(a)

Exhibit "G"      BILL OF SALE  . . . . . . . . . . . . . . .   Section 4.1.1(e)

Exhibit "H-1"    TITLE EXCEPTIONS
                 GOLF COURSE PROPERTY. . . . . . . . . . . .   Section 4.4.1

Exhibit "H-2"    TITLE EXCEPTIONS
                 FOURTEEN ACRE PROPERTY. . . . . . . . . . .   Section 4.4.1

                      REAL PROPERTY PURCHASE AND SALE AGREEMENT
                               AND ESCROW INSTRUCTIONS


     THIS REAL PROPERTY PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS (this "AGREEMENT") is entered into as of January 9, 1998 (the "EFFECTIVE DATE"), by and between ARADON CORPORATION, a California corporation (the "SELLER"), and GOLF TRUST OF AMERICA, L.P., a Delaware limited partnership (the "BUYER").

                                      RECITALS:

     A. Seller is the fee owner of that certain real property located in the County of Santa Barbara, State of California, consisting of (i) an 18-hole golf course (including club house and parking facilities) commonly known as Sandpiper Golf Course, situated upon approximately 196 acres (included within this site is an approximately 17.4 acre development site) (the "GOLF COURSE"), and (ii) certain real property of approximately fourteen
(14) acres currently zoned for a housing site (the "FOURTEEN ACRES").

     B. Buyer now desires to purchase that property, and Seller desires to sell that property on the terms and conditions contained in this Agreement.

     C. S. Piper Corporation, a California corporation ("SPC") is the ground lessee of the golf course property pursuant to a lease dated December 30, 1994 (the "GROUND LEASE"). Concurrently with and conditioned upon the "Closing"(as defined below), SPC is entering into an agreement with Buyer (the "SPC AGREEMENT") terminating the Ground Lease with Seller and selling SPC's assets to Buyer.

     D. Sandpiper's Nineteenth Hole, Inc., a California corporation ("19TH HOLE") operates the food and liquor concessions (the "CONCESSIONS") at the Golf Course pursuant to a February 10, 1995 Gross Sublease/Concession Agreement between 19th Hole and Seller (the "CONCESSION AGREEMENT"). Concurrently with and conditioned upon the Closing, 19th Hole is entering into an agreement with Buyer (the "19TH HOLE AGREEMENT") terminating the Concession Agreement with Seller and selling 19th Hole's assets to Buyer.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, Buyer and Seller agree as follows:

1.   PURCHASE AND SALE

     1.1 AGREEMENT TO BUY AND SELL. Subject to all of the terms and conditions of this Agreement, and subject to and conditioned upon the concurrent termination of the Ground Lease by Seller, the termination of the Concession Agreement by Seller and the closing of the SPC Agreement and the 19th Hole Agreement, Seller hereby agrees to sell and convey to Buyer and Buyer hereby agrees to acquire and purchase from Seller the following (all of which are collectively called the "PROPERTY" in this Agreement):

            1.1.1 All of Seller's right, title and interest in those certain parcels of real property (collectively, the "LAND") described on EXHIBIT "A-1" (the "GOLF COURSE") and EXHIBIT "A-2" (the "FOURTEEN ACRES"), attached hereto and made a part hereof, and all of Seller's right, title and interest in and to all easements, rights and privileges appurtenant thereto, water and water rights, development rights and permits, including any right, title and interest of Seller in and to adjacent streets, alleys or rights of way, together with all of Seller's right, title and interest in and to all improvements, structures, equipment and fixtures currently located on the land, but specifically excluding oil, gas and mineral rights, with no right of surface entry.

            1.1.2 All of Seller's right, title and interest in all improvements, structures and fixtures (collectively, the "IMPROVEMENTS") now or hereafter located on the Land.

            1.1.3 All of Seller's right, title and interest in and to all tangible personal property, if any, located on, affixed to or pertaining to the Land or the Improvements and used in connection with the ownership, operation or maintenance thereof, together with all intangible property now or hereafter owned or held by Seller in connection with the Land or the Improvements (collectively, the "PERSONAL PROPERTY"), including, without limitation, studies, reports, permits, development rights, applications, authorizations and all other entitlements, covering the housing development (the "DEVELOPMENT"), including, but not limited to, those described in EXHIBIT "B" attached hereto and made a part hereof or otherwise.

            1.1.4 All of Seller's right, title and interest, if any, in and to any and all leases, service contracts, landscaping contracts, maintenance agreements, construction contracts, architect's agreements, parking agreements, consultant agreements, warranties, guaranties, management contracts, bonds and all other contracts and agreement relating to the Property.

     1.2 PURCHASE PRICE. The purchase price of the Property shall be TWENTY FIVE MILLION SEVEN HUNDRED FIFTY THOUSAND DOLLARS ($25,750,000) (the "PURCHASE PRICE").

     1.3 PAYMENT OF PURCHASE PRICE. The Purchase Price shall be payable as follows:

            1.3.1 On Monday, January 12, 1998, Buyer shall deposit into "Escrow" (defined below) TWO MILLION DOLLARS ($2,000,000) (the "DEPOSIT") by certified check or wire transfer of federal funds, or in another immediately available form. Buyer may not make any announcements, interview employees or enter onto the Golf Course until Seller is in receipt of such funds. Subject to Section 2.1, as set forth below, prior to the Effective Date, Buyer has completed, to its satisfaction, its due diligence of the Property and of all matters relating to the Property and has either approved in writing the same or waived in writing its objections thereto, and, therefore, as of the "Decision Date" (as defined below), the Deposit shall be non-refundable to Buyer. Unless Buyer has previously terminated this Agreement pursuant to
Section 2.2, then, provided Seller is not in default, on the Decision Date, without requiring further instructions from Buyer or Seller, "Escrow Holder" (as defined below) shall release to the Seller the entire Deposit plus interest accrued thereon while in Escrow by wire transfer in accordance with wiring instructions to be provided to Escrow Holder by Seller. The Deposit, interest accrued thereon while in Escrow and a sum equal to the interest that would have additionally been earned while in Escrow until the Closing shall be applied to the Purchase Price upon Closing. The Escrow Holder shall be entitled to comply with this instruction without receipt of further instructions from the Buyer or the Seller.

            1.3.2 At least one (1) business day prior to the Closing Date, Buyer shall deposit into Escrow the balance of the Purchase Price (approximately $23,750,000), subject to adjustment by reason of any applicable prorations and the allocation of closing costs described below and subject to all of the terms and conditions of this Agreement. The deposit required by this paragraph shall be made by wire transfer of federal funds or in another immediately available form.

     1.4 ESCROW. On the Effective Date, an escrow (the "ESCROW") shall be opened with the Escrow Division of Chicago Title Insurance Company, whose address is 2222 South Broadway, Suite G, Santa Maria, California 93454,
Attention: Cindy Ioimo, Escrow Officer ("ESCROW HOLDER"). The terms and conditions set forth in this Agreement shall constitute both an agreement between Seller and Buyer and escrow instructions for Escrow Holder.

     1.5 CLOSING. As used in this Agreement, "Closing" means the recordation of the "Deed" (as defined below) with the Office of the County Recorder in the County of Santa Barbara, State of California in accordance with the terms of this Agreement.

     1.6 CLOSING DATE. Subject to the terms and conditions of this Agreement, Escrow shall close on March 2, 1998 (the "CLOSING DATE"). Seller has advised Buyer that this transaction must occur on the first (1st) business day of a month in order for SPC to be able to pay off the existing loan on the Property with Textron Financial Corporation (the "TEXTRON LOAN").

2.   ACTIONS PENDING CLOSING

     2.1 LIMITED DUE DILIGENCE. Except as set forth in this Section 2.1, Buyer agrees that it has completed its due diligence investigation of the Property, and that upon execution of this Agreement it shall have no further right to terminate this Agreement or receive a refund of the Deposit due to the condition of the Property, the Personal Property, or any matters relating thereto. Buyer acknowledges that, prior to the Effective Date of this Agreement, Seller has disclosed to Buyer the items listed on EXHIBIT "C" attached hereto. Notwithstanding the foregoing, prior to the thirtieth
(30th) day from the Effective Date (the "DECISION DATE") Buyer shall confirm to its reasonable satisfaction only the following:

            2.1.1 that no material adverse change has occurred in the condition of Property solely with respect to the environmental condition represented in the "Reports" (as defined in Exhibit "C");

            2.1.2 that no material adverse change has occurred in the condition of Property solely with respect to the ALTA survey prepared by Penfield & Smith dated 1990 ("SURVEY").

            2.1.3 that the accountant prepared financials for years 1996 and 1997 provided by Seller to Buyer do not overstate total sales by greater than ten percent (10%) in the aggregate and/or understate total expenses by ten percent (10%) in the aggregate.

In that regard, prior to the Decision Date, Buyer shall either waive the foregoing condition(s) or cause an updated Phase I to be prepared, a limited Survey to be prepared and an audit to be prepared. In order for Buyer to be entitled to terminate this Agreement pursuant to this Section, such updates or audit must indicate that a new material adverse condition(s) has occurred since the last date of the Reports and/or the Survey, respectively, and such material adverse condition was not referred to in the Reports or the Survey or that total sales were overstated by greater than 10% or total expenses understated by greater than 10%. If Buyer determines in its reasonable discretion that such updates do reflect a new material adverse condition, or such overstatement or understatement does in fact exist, then Buyer may
terminate this Agreement pursuant to Section 2.2.   The truth and accuracy of
Section 2.1.1 shall be applicable also as a condition to Closing. If such a material adverse condition were to occur prior to Closing, the Seller may, at its option, terminate this Agreement pursuant to Section 2.2 below.

     2.2 BUYER'S TERMINATION. Buyer shall have the right to terminate this Agreement only in the event of a material default hereunder or under the SPC Agreement or under the 19th Hole Agreement by Seller or pursuant to Sections 2.1, 3.3.5, 3.4, 3.5 or 3.6 below. Except as provided in this Section, Buyer shall have no right to terminate this Agreement as a result of the condition of the Property, title to the Property, the Personal Property or any matters relating thereto. If Buyer elects to terminate this Agreement as a result of a material default by Seller or pursuant to Sections 2.1, 3.3.5, 3.4, 3.5 or 3.6 below, Buyer shall give Seller and Escrow Holder written notice that Buyer elects to terminate this Agreement. In the event Buyer elects to terminate this Agreement pursuant to this Section 2.2, Escrow or Seller, as applicable, shall return to Buyer the Deposit with interest and deemed interest, if applicable; Buyer shall deliver to Seller a duly executed and acknowledged quitclaim deed as described in Section 5.13 below; Buyer shall pay all title and escrow charges; unless due to Seller's material default, in which case Seller shall pay same; Buyer shall have no further right to purchase the Property; and neither party shall thereafter have any further rights or obligations under this Agreement unless expressly provided otherwise herein.

     2.3 SELLER'S TERMINATION. Seller shall deliver to Buyer written notice of any material default by Buyer. Buyer shall have seven (7) days from the date of Seller's notice to cure such default. If Buyer has not cured such default within such seven (7) day period, then Seller may
terminate this Agreement pursuant to this Section 2.3.   If Seller elects to
terminate this Agreement because of an uncured material default by Buyer, the termination of the SPC Agreement or the termination of the 19th Hole Agreement, then Seller shall give Buyer and Escrow Holder written notice that Seller elects to terminate this Agreement. In the event Seller elects to terminate this Agreement pursuant to this Section 2.3, Seller shall retain the Deposit as liquidated damages in accordance with Section 4.6; Buyer shall deliver to Seller a duly executed and acknowledged quitclaim deed as described in Section 5.13 below; Buyer shall pay all title and escrow charges; Buyer shall have no further right to purchase the Property; and neither party shall thereafter have any further rights or obligations under this Agreement unless expressly provided otherwise herein.

     2.4 NO PROCESSING. Until the Closing Date, without Seller's prior written consent, which shall not be unreasonably withheld or delayed, Buyer shall not make any application to any governmental agency for any permit, approval, license or other entitlement for the Property or the use or development thereof.

3.   ADDITIONAL AGREEMENTS OF THE PARTIES

     3.1    REPRESENTATIONS AND WARRANTIES.

            3.1.1 BUYER'S REPRESENTATIONS AND WARRANTIES. Buyer hereby represents, warrants and covenants to and agrees with Seller as follows:

                      (a)     BUYER'S INVESTIGATION.   (i) Except as
otherwise provided herein, there are no representations or warranties of any kind whatsoever, express or implied, made by Seller in connection with this Agreement, the purchase of the Property by Buyer, the physical condition of the Property or whether the Property is appropriate for Buyer's intended use;
(ii) Prior to the Effective Date hereof, Buyer, has to its satisfaction, fully investigated the Property and all matters pertaining thereto; (iii) Except as otherwise provided herein, Buyer is not relying on any statement or representation of Seller, its agents or its representatives nor on any information supplied by Seller, its agents or its representatives, except as expressly provided in this Agreement; (iv) Buyer, in entering into this Agreement and in completing its purchase of the Property, is relying entirely on its own investigation of the Property, including the documents delivered to Buyer hereunder, based on its extensive experience in and knowledge of real property; (v) prior to the Decision Date hereof, Buyer has become aware, to its satisfaction, of all zoning regulations, other governmental requirements, site and physical conditions, and other matters affecting the use and condition of the Property; and (vi) Buyer shall purchase the Property in "AS IS" condition as of the date of Closing.

                      (b)     AUTHORITY.    Buyer is a Delaware limited
partnership duly formed and validly existing in the State of Delaware, and will be qualified to do business in the State of California to the extent necessary to do business. Buyer has the power and authority to own the Property and to consummate the transactions contemplated by this Agreement. This Agreement and all instruments, documents and agreements to be executed by Buyer in connection herewith are or when delivered shall be duly authorized, executed and delivered by Buyer and are valid, binding and enforceable obligations of Buyer. Each individual executing this Agreement on behalf of Buyer represents and warrants to Seller that he or she is duly authorized to do so.

                      (c) CONSENTS. Buyer is not required to obtain any consents or approvals to consummate the purchase of the Property contemplated in this Agreement.

            3.1.2     SELLER'S REPRESENTATIONS AND WARRANTIES.   Seller
hereby represents, warrants and covenants to and agrees with Buyer and Golf Trust of America, Inc. as follows:

                      (a)     AUTHORITY.   Seller is a corporation duly
formed and validly existing in the State of California. Seller has the power and authority to sell the Property and to consummate the transactions contemplated by this Agreement. This Agreement and all instruments, documents and agreements to be executed by Seller in connection herewith are or when delivered shall be duly authorized, executed and delivered by Seller and are valid, binding and enforceable obligations of Seller. Each individual executing this Agreement on behalf of Seller represents and warrants to Buyer that he or she is duly authorized to do so.

                      (b)     CONSENTS.   Except as provided in Section 3.3.5
and except for SPC's and 19th Hole's concurrent closing and Ground Lease and Concession Agreement terminations, Seller is not required to obtain any consents or approvals to consummate the transactions contemplated in this Agreement.

                      (c) DEVELOPMENT CONDITIONS. Seller hereby agrees that it shall not undertake to change the conditions imposed upon the Development in any material adverse manner and will undertake to obtain the maximum extension of its preliminary development plan possible.

                      (d)     FILES.   Seller shall use its best efforts to
deliver to Buyer all material, non-privileged, information in its and in its agents possession relating to the Property. Seller agrees to promptly deliver any new information received by Seller relating to the Property.

                      (e)     COUNTY FINANCIAL OBLIGATIONS.   To Seller's
actual knowledge, other than real property taxes, there are no material outstanding financial obligations owed to governmental agencies which are due and owing and, except as provided herein, Seller shall be responsible for any of its unknown outstanding financial obligations.

                      (f) TERMINATIONS. Concurrently with the Closing, Seller shall cause the Ground Lease and the Concession Agreement to be terminated.

     3.2 REAFFIRMATION. The representations and warranties of Buyer and Seller set forth in Section 3.1 are true and correct as of the Effective Date and shall be true and correct as of the Closing. The Closing shall constitute Buyer's and Seller's reaffirmation of those representations and warranties as of the Closing. Seller shall be entitled to rely upon Buyer's representations and warranties set forth in Section 3.1.1(a), notwithstanding any inspection or investigation of the Property which was made or could have been made by Buyer.

     3.3    HAZARDOUS MATERIAL RELEASE.

            3.3.1 RELEASE. If this transaction closes and Buyer acquires title to the Property, Buyer, on behalf of itself, its successors, assigns and successors-in-interest, hereby releases Seller, its officers, partners, directors, employees, contractors, agents, subsidiaries, affiliates, including SPC and 19th Hole, and its and their respective successors and assigns ("INDEMNITEES"), from and against any and all liabilities, claims, demands, suits, judgments, causes of action (including, but not limited to, causes of action arising under the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. Sections 9601 et. SEQ.), losses, costs, damages, injuries, penalties, enforcement actions, fines, taxes, remedial actions, removal and disposal costs, investigation and remediation costs and expenses (including, without limit, reasonable attorneys' fees, litigation, arbitration and administrative proceeding costs, expert and consultant fees and laboratory costs), sums paid in settlement of claims, whether direct or indirect, known or unknown, arising out of, related in any way to, or resulting from or in connection with, in whole or in part, the presence or suspected presence of "Hazardous Materials" (defined below) in, on, under, or about the Property. The foregoing release does not release Seller from financial obligations to governmental agencies which are due and owing as of the Closing.

            3.3.2 WAIVER OF CALIFORNIA CIVIL CODE SECTION 1542. In that connection, and in connection with any other release in this Agreement, Buyer, on behalf of itself, its successors, assigns and successors-in-interest and such other persons and entities, waives the benefit of California Civil Code
Section 1542, which provides as follows:

            "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

            3.3.3 DEFINITION. "HAZARDOUS MATERIAL(S)" means any chemical, substance, material, controlled substance, object, condition, waste living organisms or combination thereof which is or may be hazardous to human health or safety or to the environment due to its radioactivity, ignitability, corrosivity, reactivity, explosivity, toxicity, carcinogenicity, mutagenicity, phytotoxicity, infectiousness or other harmful or potentially harmful properties or effects, including, without limitation, petroleum hydrocarbons and petroleum products, lead, asbestos, radon, polychlorinated biphenyls (PCBs) and all of those chemicals, substances, materials, controlled substances, objects, conditions, wastes, living organisms or combinations thereof which are now or become in the future listed, defined or regulated in any manner by any federal, state or local law based upon, directly or indirectly, such properties or effects.

            3.3.4     NO LIMITATION TO LIABILITY.  The provisions of this
Section 3.3 shall not be limited in any way by any other terms of this Agreement including, but not limited to, Section 4.6 of this Agreement (Liquidated Damages).

            3.3.5 ARCO INDEMNITY. Seller purchased the Property from Atlantic Richfield Company ("ARCO") on October 4, 1990. In connection with such sale both ARCO and Seller committed in the Purchase and Sale Contract, as amended by the First and Second Amendments (collectively, the "ARCO CONTRACT") to continuing certain obligations, including, without limitation,
environmental indemnities.   Subject to the restrictions contained in the
ARCO Contract, Seller agrees to assign its interests in the ARCO Contract to Buyer. When ARCO executes the Third Amendment to the ARCO Contract (the "ARCO AMENDMENT") attached hereto as EXHIBIT "D", Buyer agrees to assume, and be primarily responsible for Seller's obligations under the ARCO Contract (the
"ARCO ASSUMPTION") attached hereto as EXHIBIT "E".   ARCO's execution of the
ARCO Amendment is a condition to Closing.    Seller's failure to obtain
ARCO's signature shall be a material breach by Seller entitling Buyer to terminate this Agreement under Section 2.2 and receive the return of its Deposit and interest thereon. ARCO's execution of the ARCO Amendment in the attached form satisfies such condition. Seller, however, agrees to cooperate with Buyer and discuss Buyer's suggested modifications to the ARCO Amendment with ARCO, however, making any modification thereto is NOT a condition to close or a contingency for Buyer's termination.

     3.4 CONDEMNATION. If, prior to Closing, any portion of the Property shall be condemned or becomes the subject of any pending or threatened condemnation action, Seller shall promptly notify Buyer in writing thereof. ("MATERIAL" for purposes of this paragraph shall mean any portion of the Property with a fair market value of $100,000 or greater.) If the portion of the Property that shall be condemned or that has become the subject of any pending or threatened condemnation action is not a Material portion of the Property, this Agreement shall remain in full force and effect, regardless of such condemnation or threatened or pending action, and if any condemnation award is received by Seller prior to Closing, the amount of such award shall be applied as a credit against the Purchase Price. Any condemnation awards received by Seller on or after Closing shall be promptly delivered by Seller to Buyer. If the portion of the Property that shall be condemned or that has become the subject of any pending or threatened action is a Material portion of the Property, Buyer shall have the right to terminate this Agreement pursuant to Section 2.2 by providing Seller with written notice within ten (10) days after receipt of Seller's notification thereof.

     3.5 DAMAGE OR DESTRUCTION. In the event of any damage to or destruction of the Property prior to the Closing, Seller shall provide Buyer with prompt written notification thereof. If the damage or destruction would cost less than $50,000 to repair, the Closing shall nevertheless occur as otherwise provided for in this Agreement except Buyer shall receive a $50,000
credit against the Purchase Price.   If the damage or destruction would cost
$50,000 or more to repair, Buyer shall have the right to either: (a) terminate this Agreement pursuant to Section 2.2 by providing Seller with written notice within ten (10) days after receipt of Seller's written notification thereof; or (b) close and receive a $50,000 credit against the Purchase Price, and Seller shall assign to Buyer upon the Closing all insurance proceeds payable to Seller in connection with such occurrences over and above $50,000. In no event shall Seller shall have an obligation to repair such damage or destruction.

     3.6    DEVELOPMENT CONDITIONS.   It shall be a condition to Closing that
no materially adverse conditions are imposed upon the Development. In the event that a material adverse condition is imposed upon the Development, then Buyer may terminate this Agreement pursuant to Section 2.2 and receive the return of its Deposit plus interest.

     3.7    PLAQUE.   Buyer shall maintain that certain bronze plaque
embedded in stone, in an area of high public visibility, as such may be moved from time to time, memorializing Mr. Hunter's role in developing Sandpiper Golf Course. Buyer shall cause the maintenance of such plaque until April 1, 2014.

     3.8    GOLF.    Pursuant to the Lease Termination, dated March 11, 1994,
previously executed by Seller, Mr. Kenneth H. Hunter, Jr. and his wife shall be afforded unlimited no-fee playing privileges for themselves only during Mr. Hunter's lifetime subject to normal reservation requirements. Also, Mr. Hunter, during his lifetime, shall receive each year thirty (30) passes entitling the holder and one guest to each play one eighteen hole round of golf during that year only with no charge for the green fee. Buyer, at its expense, shall honor all previously issued complementary golf/gift
certificates listed on the financials.   Upon reasonable prior written notice
and subject to availability, a foursome reasonably designated by Seller or its assignee, each calender year for the next fifteen (15) years, shall be afforded three (3) no-fee for golf and carts playing privileges at Sandpiper and three (3) no-fee for golf and carts, in the aggregate, at any other courses owned by Buyer or its affiliates and its subsidiaries, including its publicly traded REIT.

4.   CLOSING

     4.1    DEPOSITS INTO ESCROW.

            4.1.1 Prior to the Decision Date, Seller shall deposit into Escrow (and such delivery shall be a condition to Closing and Buyer's obligations hereunder):

                      (a) Duly executed grant deeds conveying the Property to Buyer (the "DEED") substantially in the forms of and upon the terms contained in EXHIBIT "F-1 AND F-2", attached hereto and incorporated herein.

                      (b) An affidavit or qualifying statement which satisfies the requirements of Section 1445 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "NON-FOREIGN AFFIDAVIT").

                      (c) A Withholding Exemption Certificate, Form 590 (the "WITHHOLDING CERTIFICATE").

                      (d) A counterpart original of the ARCO Assumption executed by Seller.

                      (e) A counterpart original of a Bill of Sale (the "BILL OF SALE"), duly executed by Seller, assigning and conveying to Buyer all of Seller's right, title and interest in and to the Personal Property. The Bill of Sale shall be substantially in the form of and upon the terms contained in EXHIBIT "G", attached hereto and incorporated herein.

                      (f)     The ARCO Amendment, executed by ARCO and Seller.

            4.1.2 At least one (1) business day prior to the Closing Date, Buyer shall deposit into Escrow (and such delivery shall be a condition to Closing and Seller's obligations hereunder):

                      (a)     Funds in accordance with the provisions of
Section 1.3.2.

                      (b) A counterpart original of the ARCO Assumption executed by Buyer.

                      (c) A counterpart original of the Bill of Sale duly executed by Buyer.

                      (d)     A counterpart original of the ARCO Amendment.

            4.1.3 Seller and Buyer shall each deposit such other instruments and funds as are reasonably required by Escrow Holder or otherwise required to close Escrow and consummate the sale of the Property in accordance with the terms of this Agreement.

     4.2    PRORATIONS.

            4.2.1     The following prorations shall be made as of 12:01 a.m.
on the day the Closing occurs on the basis of a 365-day year. At least five (5) business days prior to the Closing

Date, Escrow Holder shall deliver to Seller and Buyer a tentative proration schedule setting forth a preliminary determination.

                      (a) Non-delinquent general and special real estate taxes, assessments and levies shall be prorated as of the Closing on the basis of the most recent tax statement for the Property. If prorations are not made on the basis of the current tax year or if supplemental taxes are assessed after the Closing for the period prior to the Closing, the parties shall make any necessary adjustment after Closing by cash payment to the party entitled thereto so that Seller shall have borne all taxes allocable to the period prior to the Closing (including all supplemental taxes which are allocable to the period prior to the Closing) and Buyer shall bear all taxes allocable to the period after the Closing (including all supplemental taxes which are allocable to the period after the Closing).

                      (b) All utility charges, costs of maintenance, and other items of expense shall be prorated as customarily prorated in similar transactions as of the Closing on the basis of schedules prepared by Seller for that purpose and reasonably approved by Buyer prior to the Decision Date, with post-closing adjustments made between Seller and Buyer by cash payment upon demand to the party entitled thereto.

     4.3    PAYMENT OF CLOSING COSTS.

            4.3.1 CLOSING COSTS BORNE BY SELLER. Seller shall bear and Escrow Holder shall discharge on Seller's behalf out of the sums payable to Seller hereunder the following: (a) the portion of the costs associated with the standard coverage premium for the "Owner's Policy" (defined below), equal to the premium on a CLTA owner's policy of title insurance in the amount of the Purchase Price; (b)the sums necessary to obtain and the cost of recording any reconveyance required hereby; and (c) one-half of Escrow Holder's fee.

            4.3.2 CLOSING COSTS TO BE BORNE BY BUYER. Buyer shall deposit with Escrow Holder for disbursement by Escrow Holder the following:
(a) one-half of Escrow Holder's fee; (b) all costs and expenses of the owner's policy in excess of the portion of the premium to be borne by Seller (including, without limitation, any additional premium(s) charged for any extended coverage title insurance policy and/or endorsements thereto, requested by Buyer); (c) the cost of any survey that may be required by the "Title Company" (as defined below); (d) recording fees required in connection with the transfer of the Property to Buyer; and (e) documentary transfer tax and all sales and use taxes required in connection with the transfer of the Property to Buyer.

     4.4    CLOSING OF ESCROW.

            4.4.1 Escrow Holder shall hold the Closing on the Closing Date if: (a) it has received in a timely manner all the funds and materials required to be delivered into Escrow by Buyer and Seller; and (b) it has received assurances satisfactory to it that, effective as of the Closing, Chicago Title Company, 2222 South Broadway, Suite G, Santa Maria, California 93454 (the "TITLE COMPANY") will issue to Buyer its extended coverage title insurance policy in the amount of the Purchase Price, insuring Buyer as the owner of the Property, subject only to the "Permitted Exceptions" (defined below) other than any encumbrance created by an act or omission of Buyer (the

"OWNER'S POLICY"). ("PERMITTED EXCEPTIONS" means all exceptions set forth in Chicago Title Company's Preliminary Title Report, Order No. 4970987-DL, dated May 23, 1997 other than exceptions listed on EXHIBIT "H" ATTACHED HERETO, and other than installments of general and special real property taxes and assessments not then delinquent.) Notwithstanding the foregoing, Seller agrees to take such actions and execute such documents, as are reasonably requested by Buyer, to eliminate additional title exceptions prior to Closing.

            4.4.2     To Close the Escrow, Escrow Holder shall:

                      (a) Cause the Deed, without transfer tax stamps attached, to be recorded and thereafter mailed to Buyer, and deliver the Owner's Policy, Non-Foreign Affidavit, Bill of Sale, Assignment and Assumption Agreement, ARCO Assumption, the ARCO Amendment and Withholding Certificate to Buyer; and

                      (b) Deliver to Seller the ARCO Assumption, a counterpart original of the Bill of Sale, a counterpart original of the Assignment and Assumption Agreement, and by wire transfer of federal funds, funds in the amount of the Purchase Price, less the Deposit, plus or less any net debit or credit to Seller by reason of the prorations and allocations of closing costs provided for in this Agreement.

            4.4.3 Pursuant to Section 6045 of the Internal Revenue Code, Escrow Holder shall be designated the closing agent hereunder and shall be solely responsible for complying with the tax reform act of 1986 with regard to reporting all settlement information to the Internal Revenue Service.

     4.5 FAILURE TO CLOSE; CANCELLATION. If the Escrow Holder is not in a position to Close the Escrow on the Closing Date, then, except as provided in
Section 4.6, Escrow Holder shall return to the depositor thereof any materials previously placed in Escrow. No such return shall relieve either party of liability for any failure to comply with the terms of this Agreement.

     4.6 LIQUIDATED DAMAGES. BUYER AND SELLER AGREE THAT IN THE EVENT OF A MATERIAL DEFAULT OR BREACH HEREUNDER BY BUYER, THE DAMAGES TO SELLER WOULD BE EXTREMELY DIFFICULT AND IMPRACTICABLE TO ASCERTAIN, AND THAT THEREFORE, IN THE EVENT OF A MATERIAL DEFAULT OR BREACH HEREUNDER BY BUYER, THE DEPOSIT IS A REASONABLE ESTIMATE OF THE DAMAGES TO SELLER, SUCH DAMAGES INCLUDING COSTS OF NEGOTIATING AND DRAFTING OF THIS AGREEMENT, COSTS OF COOPERATING IN SATISFYING CONDITIONS TO CLOSING, COSTS OF SEEKING ANOTHER BUYER UPON BUYER'S DEFAULT, OPPORTUNITY COSTS IN KEEPING THE PROPERTY OUT OF THE MARKETPLACE, AND OTHER COSTS INCURRED IN CONNECTION HEREWITH. ACCORDINGLY, BUYER AND SELLER AGREE THAT, EXCEPT FOR ANY DAMAGES, COSTS AND EXPENSES INCURRED IN CONNECTION WITH OR RESULTING FROM BUYER'S DEFAULT, OR BREACH OF ITS

OBLIGATIONS, UNDER SECTIONS 3.3.4, 5.13 AND 5.17, RECEIPT AND RETENTION OF THE SPCEIFIED SUM SHALL BE THE SOLE LEGAL AND/OR EQUITABLE REMEDY OF SELLER IN THE EVENT OF ANY BREACH OR DEFAULT BY BUYER HEREUNDER.

            INITIALS OF BUYER:                         INITIALS OF SELLER:

               (ILLEGIBLE)                                 (ILLEGIBLE)
            -------------------                        -------------------

     4.7 POSSESSION. Possession of the Property shall be delivered to Buyer upon Closing.


5.   GENERAL PROVISIONS

     5.1 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute one and the same instrument.

     5.2 ENTIRE AGREEMENT. This Agreement (and all Exhibits and closing documents referenced herein), the SPC Agreement and the 19th Hole Agreement contain the entire integrated agreement between the parties respecting the subject matter of this Agreement and supersede all prior understandings and agreements, whether oral or in writing, between the parties respecting the subject matter of this Agreement. There are no representations, agreements, arrangements or understandings, oral or in writing, between or among the parties to this Agreement relating to the subject matter of this Agreement which are not fully expressed in this Agreement. The terms of this Agreement are intended by the parties as a final expression of their agreement with respect to those terms and they may not be contradicted by evidence of any prior agreement or of any contemporaneous agreement. The parties further intend that this Agreement constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial proceeding involving this Agreement.

     5.3    LEGAL ADVICE; NEUTRAL INTERPRETATION; HEADINGS.   Each party has
received independent legal advice from its attorneys with respect to the advisability of executing this Agreement and the meaning of the provisions hereof. The provisions of this Agreement shall be construed as to their fair meaning, and not for or against any party based upon any attribution to such party as the source of the language in question. Headings used in this Agreement are for convenience of reference only and shall not be used in construing this Agreement.

     5.4 CHOICE OF LAW. This Agreement shall be governed by the laws of the State of California.

     5.5 SEVERABILITY. If any term, covenant, condition or provision of this Agreement, or the application thereof to any person or circumstance, shall to any extent be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, covenants, conditions or provisions of this Agreement, or the application thereof to any person or circumstance, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.

     5.6 WAIVER OF COVENANTS, CONDITIONS OR REMEDIES. The waiver by one party of the performance of any covenant, condition or promise under this Agreement shall not invalidate this Agreement nor shall it be considered a waiver by it of any other covenant, condition or promise under this Agreement. The waiver by either or both parties of the time for performing any act under this Agreement shall not constitute a waiver of the time for performing any other act or an identical act required to be performed at a later time. The exercise of any remedy provided in this Agreement shall not be a waiver of any consistent remedy provided by law, and the provision in this Agreement for any remedy shall not exclude other consistent remedies unless they are expressly excluded.

     5.7 EXHIBITS. All exhibits to which reference is made in this Agreement are deemed incorporated in this Agreement, whether or not actually attached.

     5.8 AMENDMENT. This Agreement may be amended at any time by the written agreement of Buyer and Seller. All amendments, changes, revisions and discharges of this Agreement, in whole or in part, and from time to time, shall be binding upon the parties despite any lack of legal consideration, so long as the same shall be in writing and executed by the parties hereto.

     5.9 RELATIONSHIP OF PARTIES. The parties agree that their relationship is that of seller and buyer, and that nothing contained herein shall constitute either party the agent or legal representative of the other for any purpose whatsoever, nor shall this Agreement be deemed to create any form of business organization between the parties hereto, nor is either party granted any right or authority to assume or create any obligation or responsibility on behalf of the other party, nor shall either party be in any way liable for any debt of the other.

     5.10 THIRD PARTY BENEFICIARY. This Agreement is intended to benefit only Golf Trust of America, Inc., a Maryland Corporation as a third party beneficiary and the parties hereto agree that there shall be no other assignees and no other person or entity has or shall acquire any rights hereunder.

     5.11 TIME OF THE ESSENCE. Time shall be of the essence as to all dates and times of performance, whether contained herein or contained in any escrow instructions to be executed pursuant to this Agreement, and all escrow instructions shall contain a provision to this effect.

     5.12 FURTHER ACTS. Each party agrees to perform any further acts and to execute, acknowledge and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

     5.13 RECORDATION; ACTIONS TO CLEAR TITLE. Buyer shall not record this Agreement, any memorandum of this Agreement, any assignment of this Agreement or any other document which would cause a cloud on the title to the Property.
 If Buyer fails to complete its purchase of the Property for any reason other than solely as a result of Seller's default hereunder, or if this Agreement shall terminate for any reason not solely due to Seller's default hereunder, then Buyer shall, at no cost to Seller, promptly execute, acknowledge and deliver to Seller, all within five (5) days after written request from Seller, a quitclaim deed, in recordable form, in favor of Seller and any other documents reasonably requested by Seller to remove the cloud on title to the Property that may exist as the result of the existence of this Agreement or any escrow relating to this Agreement. In the event Buyer fails to so execute and deliver any such document, in addition to any liquidated damages payable to Seller pursuant to this Agreement, Buyer shall pay all losses, damages, costs and expenses, including but not limited to Seller's reasonable attorneys' fees, incurred in connection with Buyer's breach of its obligations under this Section 5.13 or the clearing of any such cloud on title.

     5.14 ASSIGNMENT. Buyer shall not assign Buyer's rights or delegate its obligations hereunder without the prior written consent of Seller in each instance, which consent Seller may withhold in Seller's sole and absolute discretion; provided that Buyer may assign its rights, under this Agreement to either or both the Golf Course and Fourteen Acres to an affiliate who assumes the liabilities set forth in this Agreement. If Buyer assigns its rights or delegates its obligations hereunder in violation of this Section, Seller shall have the right to terminate this Agreement pursuant to Section
2.3 above. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties to this Agreement.

     5.15   ATTORNEYS' FEES.   In the event of any litigation involving the
parties to this Agreement to enforce any provision of this Agreement, to enforce any remedy available upon default under this Agreement, or seeking a declaration of the rights of either party under this Agreement, the prevailing party shall be entitled to recover from the other such attorneys' fees and costs as may be reasonably incurred, including the costs of reasonable investigation, preparation and professional or expert consultation incurred by reason of such litigation. All other attorneys' fees and costs relating to this Agreement and the transactions contemplated hereby shall be borne by the party incurring the same.

     5.16 BROKERS. Buyer and Seller each represent and warrant to the other that (a) they have not dealt with any brokers or finders in connection with the purchase and sale of the Property, and (b) insofar as such party knows, no broker or other person is entitled to any commission or finder's fee in connection with the purchase and sale of the Property. Seller and Buyer each agree to indemnify and hold harmless the other against any loss, liability, damage, cost, claim or expense incurred by reason of any brokerage fee, commission or finder's fee which is payable or alleged to be payable to any broker or finder because of any agreement, act, omission or statement of the indemnifying party.

     5.17 CONFIDENTIALITY. Pursuant to the terms of this Agreement, Seller shall furnish to Buyer certain information concerning the condition, development or value of the Property (the "INFORMATION") which is either confidential, proprietary or otherwise not available to the public. Any such information furnished to Buyer by a director, officer, employee, agent, contractor or representative of Seller shall be deemed for purposes of this Agreement to have been Information furnished by Seller. As a condition to Seller furnishing the Information, Buyer hereby represents, warrants and agrees that without the prior written consent of Seller, which consent may be withheld in Seller's sole and absolute discretion, Buyer will: (a) Keep the Information used by Buyer confidential, except information which is in the public domain or which Buyer may have received from sources other than Seller and except for disclosures to such advisors and consultants that Buyer reasonably determines need to have access to such Information for purposes of Buyer's Investigation of the Property and Buyer shall require such advisors and consultants to maintain the confidentiality of such Information, and the Information will not be used other than in connection with the Buyer's Investigation of the Property; (b) Use the same efforts that Buyer would use to safeguard its own confidential or proprietary information to safeguard the Information from unauthorized disclosure; (c) to the extent legally permitted, not disclose to any person (i) that the Information has been made available to Buyer, (ii) that Buyer has inspected any portion of the Information, or (iii) any facts with respect to the sale. Buyer shall indemnify Seller from and against any and all claims, demands, causes of action, loss, damage or liability resulting from, arising out of or in connection with Buyer's breach of its obligations under this Section 5.17.

     5.18 MANNER OF GIVING NOTICE. All notices and demands which either party is required or desires to give to the other shall be given in writing by personal delivery, express courier service or by telecopy followed by next day delivery of a hard copy to the address or telecopy number set forth below for the respective party, provided that if any party gives notice of a change of name, address or telecopy number notices to that party shall thereafter be given as demanded in that notice. All notices and demands so given shall be effective upon receipt by the party to whom notice or a demand is being given.

            TO SELLER:                            WITH COPIES TO:

            Aradon Corporation                    Lamb & Baute LLP
            c/o Musick, Peeler & Garrett          601 South Figueroa Street
            One Wilshire Blvd., Suite 2100        Suite 4100
            Los Angeles, California 90071         Los Angeles, California 90017
            Telephone:  (213) 629-7600            Telephone:  (213) 630-5000
            Telecopier:  (213) 624-1376           Telecopier: (213) 683-1225
            Attn: Robert Y. Nagata, Esq.          Attn: Kevin J. Lamb, Esq.

            TO BUYER:                             WITH COPIES TO:

            Golf Trust of America                 O'Melveny & Myers LLP
            14 North Adgers Wharf                 Embarcadero Center West
            Charleston, South Carolina 20401      275 Battery Street
            Telephone: (803) 723-4653             San Francisco, CA 94111
            Telecopier: (803) 723-0479            Telephone: (415) 984-8700
            Attn: Mr. Bradley Blair               Telecopier: (415) 984-8701
                  Mr. David J. Dick               Attn: Peter T. Healy, Esq.


     5.19 SURVIVAL. The provisions of Sections 2.1 Limited Diligence), 3.1 (Representations and Warranties), 3.2 (Reaffirmation), 3.3 (Hazardous Material Release), 3.4 (Condemnation), 3.5 (Damage or Destruction), 3.6 (Development Conditions), 3.7 (Plaque), 3.8 (Golf) 4.2 (Prorations), 4.3 (Payment of Closing Costs), 4.6 (Liquidated Damages), 4.7 (Possession) and
Article 5 (General Provisions) shall survive the Closing and the consummation of the transactions contemplated by this Agreement or the termination of this Agreement for any reason without the conveyance of the Property to Buyer.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

"SELLER":                      "BUYER":

ARADON CORPORATION,            GOLF TRUST OF AMERICA, L.P.,
a California corporation       a Delaware limited partnership

                               By:  GTA GP, INC.,
                                    a Maryland corporation,
/s/ Robert Y. Nagata                its General Partner
-----------------------------
Robert Y. Nagata, President


                                    By:  /s/ W. Bradley Blair II
                                       -----------------------------------
                                    Name:    W. Bradley Blair II
                                         ---------------------------------
                                    Title:        President
                                          --------------------------------